Exhibit 10.26

August 23, 2010

Jeff Hagins

5319 Cattail Ct.

Frisco, TX 75034

Dear Jeff:

Effective as of September 1, 2010 (the “Commencement Date”), this letter (the “Letter”) shall amend and restate in its entirety that certain employment letter agreement, dated February 22, 2010, between you and ReachLocal, Inc. (the “Company”) (the “Original Letter”).

1. Position. Effective as of October 1, 2010(the “Transition Date”), the Company will employ you, and you agree to be employed, as Chief Technology Officer of the Company. Initially, you will be reporting to the Company’s Chief Executive Officer (or the person acting in that capacity on behalf of the Company).

2. Compensation.

(a) Base Compensation. Effective as of the Commencement Date, the Company will pay you a base salary at the rate of $ 325,000 per year (the “Base Salary”), payable in accordance with the Company’s normal payroll procedures. The Base Salary is subject to modification during your employment in accordance with the Company’s practices, policies and procedures.

(b) Bonus Compensation.

(i) Annual Bonus. Subject to Section 2(b)(ii) below, during your employment with the Company you will be eligible to receive an annual bonus of up to $90,000. Payment of the bonus will be subject to the sole discretion of the Company, and nothing contained in this Letter confers upon you any right to an annual bonus in any year. The bonus, if any, will be payable in accordance with the Company’s end-of-year bonus payroll procedures.

(ii) 2010 Bonus. For calendar year 2010, your bonus will be equal to the sum of the bonuses you would have received for such period under Section 2(b) of the Original Letter and under Section 2(b)(ii) of this Letter, each pro rated based on the percent of such portion of the year in which either the Original Letter or this Letter governed your employment with the Company (the “2010 Bonus”). The 2010 Bonus, if any, will be payable in accordance with the Company’s end-of-year bonus payroll procedures.

(c) Stock Option. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you a non-qualified stock option to purchase 85,000 shares of the Company’s common stock (the “2010 Option”). The per share exercise price of the 2010 Option will be equal to 100% of the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board or the Compensation Committee in accordance with the Company’s Amended and Restated 2008 Stock Incentive Plan (the “Plan”). The 2010 Option will vest with respect to 25% of the shares subject to the 2010 Option on the first anniversary of the grant date, and will vest with respect to 1/48th of the shares on each monthly anniversary of the Grant Date thereafter, subject to your continued employment with the Company through the applicable vesting date. The shares subject to the 2010 Option will also be subject to any applicable accelerated vesting provisions set forth in the Severance

21700 Oxnard Street; Suite 1600; Woodland Hills, CA 91367

O: 818.936.9906; Fax: 818.337.7109

Policy (as defined below) or the Plan.

3. Severance Policy. Effective as of the Transition Date, you will be eligible to participate in the Company’s Change in Control and Severance Policy for Senior Management (the “Severance Policy”), a copy of which is attached hereto as Exhibit A, as a Group B Participant (as such term is defined in the Severance Policy).

4. Relocation to Los Angeles, California.

(a) Reimbursement of Relocation Expenses. You agree to relocate your residence to the Los Angeles, California greater metropolitan area by October 1, 2010 (the “Relocation Date”). The Company will pay or reimburse you for all reasonable expenses associated with your relocation, as described on Exhibit B (the “Relocation Expenses”), in a total amount not to exceed $100,000 (the “Relocation Cap”), incurred by you no later than December 31, 2010 in connection with your relocation from Texas to Los Angeles.

(b) Repayment of Relocation Expenses. If, within (12) twelve months of the Relocation Date, you (i) voluntarily leave the Company or (ii) are terminated for Cause (as defined in the Severance Policy), you will have an obligation to repay the Company for a portion of the Relocation Expenses. The repayment amount will be pro-rated based on the number of months you are employed by the Company after the Relocation Date. Each completed month will reduce the repayment obligation by 1/12th of the total Relocation Expenses, such that you will have no further repayment obligation if you remain employed by the Company on the first anniversary of the Relocation Date.

(c) 409A Considerations. To the extent that any payments or reimbursements provided to you under this Letter (including this section 4) are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, in no event will such payments or reimbursements be made later than December 31 of the year following the year in which the expense was incurred; provided, however, that in no event shall any tax gross-up payment or any payment of any income or other taxes to be paid by the Company under this Section 4 be made later than the end of your taxable year next following your taxable year in which you remit the related taxes. The amount of any such payments eligible for reimbursement in one year will not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement will not be subject to liquidation or exchange for any other benefit. Subject to the foregoing, the relocation expenses will be paid within ten (10) business days of your delivery to the Company of receipts evidencing such expenses.

5. Benefits. You will continue to be eligible to participate in all savings and retirement plans, and all group welfare benefit plans (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company from time to time which are applicable to the Company’s senior executive officers, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.

6. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Letter (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) will be subject to forfeiture, repayment or recapture as determined by the Company in its discretion.

7. Nature of Employment. Your employment with the Company continues to be at-will, meaning that your employment is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause and with or without notice.

8. Effectiveness. In the event that your employment terminates for any reason prior to the Commencement Date, this Letter shall have no force or effect and the Company shall have no obligations hereunder. In such event, your employment and the termination thereof shall be governed in all respects by the Original Agreement.

9. Other. You hereby acknowledge and agree that you have previously signed the Company’s Employment, Confidential Information, and Invention Assignment Agreement, and that such agreement remains in full force and effect.

Furthermore, in your work for the Company and its subsidiaries, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality. You agree that you will not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You will also adhere to all enforceable post-termination restrictive covenants (such as non-solicit obligations) that you may be subject to as the result of your agreements with any prior employers and you have provided the Company with copies of any such agreements in advance of signing this letter.

To indicate your acceptance of the terms and conditions set forth in this Letter, please sign and date this Letter in the space provided below and return it to Adam Wergeles within three (3) business days of this Letter’s date. This Letter may not be modified or amended except by a written agreement, signed by the Company and by you, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

We look forward to continuing to work with you.

Sincerely, ReachLocal, Inc.

/s/ Michael Kline
Michael Kline, Chief Operating Officer

I hereby accept employment with ReachLocal, Inc. on the terms set forth in this Letter. I acknowledge that the terms described in this letter, together with the Non-Disclosure Agreement and the Arbitration Agreement, set forth the entire understanding between us and no promises, representations or commitments have been made to me concerning my employment with ReachLocal, Inc. other than those set forth in this Letter.

ACCEPTED AND AGREED TO this 23rd day of August, 2010:

/s/ Jeff Hagins
Jeff Hagins

Exhibit A

Change in Control and Severance Policy

Exhibit B

Reimbursable Relocation Expenses

Subject to the Relocation Cap, the Company shall reimburse you for the following expenses:

A.	Home Selling/Home Purchasing Expenses.

•	Home Selling Expenses

a)	Title Insurance

b)	Property Transfer Fees

c)	Attorney Fees

d)	Recording Fees

e)	Realty Fees/Commissions to a Maximum of 6%

f)	Legally required inspection fees

•	Home Buying Expenses: The Company will reimburse all home buying expenses, including but not limited to:

a)	Loan origination fees, Credit Report Fees

b)	Survey Fees, Appraisal Fees

c)	Certification Fees, Underwriting Fees, Processing Fees, Wire Transfer Fees

d)	Title Insurance, Title Binder/Commitment Fees, Abstract or Title Search Fees

e)	Property Transfer Fees

f)	Attorney Fees

g)	Recording Fees, Document Preparation Fees

h)	Inspection Fees

•

Carrying costs on home in Texas: Up to 3 months of interest, property taxes, insurance, maintenance, and utilities on Texas home, only if you purchase a home in California before you sell your home in Texas.

B.	Household Move:

a)	The Company will pay the cost of packing, shipping, unpacking and insurance of household goods to your new location.

b)	Any one-time fees or deposits associated with setting up house in California, including but not limited to utilities, school/activity registrations, telecommunications, general cleaning, and other similar one-time expenses.

C.	Shipment of (2) two vehicles, owned by you, to the new location.

D.	Travel Expenses: The Company will cover the cost of airfare for you and your dependents to travel to the new location (arrangements to be made with the Company’s travel’s agent). If traveling by car, reimbursement of the Employee-driven vehicle travel expense will be at the currently established mileage rate, plus highway tolls and parking fees. Travel by personal vehicle must be over the most commonly driven route with an average driving rate of (400) four hundred miles each day. Reasonable expenses for lodging and meals en route to destination will be reimbursed (with appropriate receipts).

E.	Temporary living expenses: The Company will reimburse you for temporary living expenses at the new location for a period of up to (60) sixty days.

F.	Temporary Transportation Expenses: If necessary, the Company will arrange and pay for the cost of (1) one rental vehicle to be used by you for a maximum period of up to (30) thirty days.

G.	Storage of Household Goods: Storage costs of household goods will be reimbursed for a maximum period of (60) sixty days.

H.	House-Hunting Trip: The Company will cover the cost for up to (2) two house-hunting trips to the new location for you and your immediate family.

I.	The Company will provide you a full income tax gross-up (on an after-tax basis) with respect to federal state and local income taxes incurred by you on the taxable relocation expenses paid or reimbursed by the Company.